Exhibit A

EXHIBIT A

Directors and Executive Officers of Delek US Holdings, Inc.

Name	Principal Occupation	Citizenship
Avigal Soreq	President, Chief Executive Officer	United States

Ezra Uzi Yemin	Executive Chairman	United States

William J. Finnerty	Director	United States

Richard J. Marcogliese	Director	United States

Gary M. Sullivan, Jr.	Director	United States

Vicky Sutil	Director	United States

Laurie Tolson	Director	United States

Shlomo Zohar	Director	Israel

Leonardo Moreno	Director	United States

Chrissy Benson	Director	United States

Reuven Spiegel	Executive Vice President and Chief Financial Officer	United States

Denise McWatters	Executive Vice President, General Counsel and Corporate Secretary	United States

Joseph Israel	Executive Vice President, Operations	United States

Directors and Executive Officers of Delek US Energy, Inc.

Name	Position	Citizenship
Avigal Soreq	Chief Executive Officer and President	United States

Reuven Spiegel	Director, Executive Vice President, Chief Financial Officer, and Treasurer	United States

Denise McWatters	Director, Executive Vice President, General Counsel, and Secretary	United States

Joseph Israel	Director, Executive Vice President, DK and DKL Operations	United States

Directors and Executive Officers of Delek Logistics Services Company

Name	Position	Citizenship
Avigal Soreq	Chief Executive Officer and President	United States

Reuven Spiegel	Director, Executive Vice President, Chief Financial Officer, and Treasurer	United States

Denise McWatters	Director, Executive Vice President, General Counsel, and Secretary	United States

Joseph Israel	Director, Executive Vice President, DK and DKL Operations	United States